Exhibit 99.1

GD Culture Group Limited Receives Nasdaq Notification Regarding Minimum Stockholders’ Equity Deficiency

NEW YORK, April 1, 2025 (GLOBE NEWSWIRE) -- GD Culture Group Limited (“GDC” or the “Company”) (Nasdaq: GDC), and its subsidiary, AI Catalysis Corp. (“AI Catalysis”), today announced that the Company received a written notification (the “Notification Letter”) from the Nasdaq Stock Market LLC (“Nasdaq”) dated March 20, 2025, notifying the Company that it is no longer in compliance with Nasdaq Listing Rule 5550(b)(1). Nasdaq Listing Rule 5550(b)(1) requires companies on the Nasdaq Capital Market to maintain a minimum of $2.5 million in stockholders’ equity for continued listing, however, based on the Company’s Form 10-K for the fiscal year ended December 31, 2024, dated March 18, 2025, the Company reported stockholders’ equity of $2,643. Nasdaq has also determined that the Company does not meet the alternatives of market value of listed securities or net income from continuing operations for continued listing.

The Notification Letter has no immediate effect on the Company’s listing on the Nasdaq Capital Market at this time. In accordance with the Nasdaq Listing Rules, the Company has been provided 45 calendar days, or until May 4, 2025, to submit a plan to regain compliance. If such compliance plan is accepted by Nasdaq, the Company may be granted a compliance period of up to 180 calendar days from the date of the Notification Letter to evidence compliance.

The Company’s business operations are not affected by the receipt of the Notification Letter. The Company is looking into various options available to regain compliance and maintain its continued listing on the Nasdaq Capital Market. The Company intends to submit the compliance plan as soon as practicable.

About GD Culture Group Limited

GD Culture Group Limited (the “Company”) (Nasdaq: GDC), is a Nevada company currently conducting business mainly through its subsidiaries, AI Catalysis Corp. (“AI Catalysis”) and Shanghai Xianzhui Technology Co, Ltd. The company plans to enter into the livestreaming market with focus on e-commerce through its wholly owned U.S. subsidiary, AI Catalysis, a Nevada corporation incorporated in May 2023. The Company’s main businesses include AI-driven digital human technology, live-streaming e-commerce business. For more information, please visit the Company’s website at https://www.gdculturegroup.com/.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements include, among others, statements regarding the Company’s plans to regain compliance with the minimum stockholders’ equity requirement. The Company’s actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. The reports filed by the Company with the Securities and Exchange Commission discuss these and other important factors and risks that may affect the Company’s business, results of operations and financial conditions. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

For more information, please contact:

GD Culture Group Limited

Investor Relations Department

Email: ir@gdculturegroup.com

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com